Exhibit 99.1

CORPORATION

Southwest Casino Corporation Raises more than $1.6 million

in Private Placement of Securities

MINNEAPOLIS—(June 18, 2008)—Southwest Casino Corporation (OTCBB:SWCC - News) today announced that it has raised in excess of $1.6 million from the sale of its common stock with accompanying warrants.  Southwest closed a private placement of its securities to select institutional and accredited investors on June 17, 2008.  The Company sold approximately 2.69 million shares of common stock at a purchase price of $0.65 per share.  In addition, the Company issued warrants to purchase 0.8 shares of its common stock for each share of common stock purchased, or approximately 2.15 million shares.  The warrants have an exercise price of $0.85 per share and a five-year term.  Midtown Partners & Co., LLC acted as sole placement agent in connection with the transaction and received their fee in shares of the Company’s common stock and warrants.  In consideration for their services, Southwest will issue to Midtown Partners approximately 134,000 shares of common stock with warrants to purchase approximately 109,000 shares on the same terms as the offering and warrants to purchase approximately 89,000 additional shares at a price of $1.00 per share.

The securities sold in this placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and cannot be offered or sold in the United States absent registration with the United States Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements.  This Press Release does not constitute an offer to sell or solicitation of an offer to buy any securities and is being issued under Rule 135c of the Securities Act of 1933.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities.  Southwest owns and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which operates Running Aces Harness Park in Columbus, Minnesota on the north side of the Twin Cities Metropolitan Area.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

CONTACT:	Southwest Casino Corporation
Thomas E. Fox
President
952-853-9990
tefox@swcasino.com

Investor Relations
Strategic Growth International
Stan Altschuler or Richard Cooper
212-838-1444 Tel.
saltschuler@sgi-ir.com
rcooper@sgi-ir.com
www.sgi-ir.com